                                                                    EXHIBIT 12.0

                            COOPER INDUSTRIES, INC.

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                        YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------------
                                            2000       1999       1998       1997       1996
                                          --------   --------   --------   --------   --------
Interest Expense........................  $100,300   $ 55,200   $101,900   $ 90,400   $142,100
Capitalized Interest....................     3,946         --         --         --         --
Estimated Interest Portion of Rent
  Expense...............................    15,614     13,948     12,352     10,864     10,035
                                          --------   --------   --------   --------   --------
Fixed Charges...........................  $119,860   $ 69,148   $114,252   $101,264   $152,135
                                          ========   ========   ========   ========   ========
Income From Continuing Operations Before
  Income Taxes..........................  $549,900   $518,600   $523,600   $483,200   $470,700
Add:  Fixed Charges.....................   115,914     69,148    114,252    101,264    152,135
      Dividends From Less Than 50% Owned
      Companies.........................        --         --         --         --        287
Less: Equity in (Earnings) Losses of
      Less Than 50% Owned Companies.....    (3,367)    (1,069)       595       (320)    (1,609)
                                          --------   --------   --------   --------   --------
Earnings Before Fixed Charges...........  $662,447   $586,679   $638,447   $584,144   $621,513
                                          ========   ========   ========   ========   ========
Ratio of Earnings to Fixed Charges......    5.5x       8.5x       5.6x       5.8x       4.1x